Exhibit 99

FOR IMMEDIATE RELEASE

Contact:

Susan Kahn (investor)

(612) 761-6735

Cathy Wright (financial media)
(847) 615-1538

TARGET CORPORATION JANUARY SALES FROM CONTINUING OPERATIONS
UP 14.1 PERCENT

MINNEAPOLIS, February 2, 2006 — Target Corporation today reported that its net retail sales from continuing operations (principally Target Stores) for the four weeks ended January 28, 2006 increased 14.1 percent to $3.566 billion from $3.126 billion for the four-week period ended January 29, 2005. On this same basis, comparable-store sales increased 5.2 percent from fiscal January 2005.

“Target’s comparable store sales were at the upper end of our planned range for the month of January, culminating a year of strong sales growth,” said Bob Ulrich, chairman and chief executive officer of Target Corporation. “We are pleased with our 2005 performance and optimistic that we will continue to deliver profitable market share gains throughout 2006.”

		Total Sales	Comparable Stores % Change
Continuing Operations	Sales	% Change	This Year	Last Year
	(millions)
January	$3,566	14.1	5.2	9.4

Fourth Quarter	$16,569	11.4	4.2	5.4

Year-to-Date	$51,271	12.2	5.6	5.3

Separately, beginning in February 2006, we are revising our practice of weekly sales disclosures. Going forward, we will provide a sales recording on the day of our monthly sales release and one mid-month sales update. Our mid-month sales recordings will be issued after the market closes on the Monday following the end of week 2 in months that have four accounting weeks, and on the Monday following the end of week 3 in months that have five accounting weeks. Consistent with this new practice, our next sales recording is planned for Monday, February 13, 2006. The phone number for the recorded message remains unchanged at 612-761-6500.

Target Corporation operates Target Stores, a chain of large, general merchandise discount stores consisting of 1,397 locations in 47 states, as well as an on-line business called Target.com. Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s Third Quarter 2005 Form 10-Q. Comments regarding the company’s sales results are available in a pre-recorded telephone message that may be accessed by calling 612-761-6500. Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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